EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

NPS Pharmaceuticals, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-79622, 333-17521, and 333-94269) on Forms S-8 and (Nos. 333-41758, 333-106770, 333-108612 and 333-117219) on Forms S-3 of NPS Pharmaceuticals, Inc. of our reports dated March 7, 2005, relating to the consolidated balance sheets of NPS Pharmaceuticals, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of NPS Pharmaceuticals, Inc.

/s/ KPMG LLP

Salt Lake City, Utah

March 7, 2005